                                                                      EXHIBIT 99


[JOHNSON CONTROLS LOGO]                                             NEWS RELEASE


Johnson Controls, Inc., is a global market leader in automotive systems and facility management and control. In the automotive market, it is a major supplier of seating and interior systems, and batteries. For nonresidential facilities, Johnson Controls provides building control systems and services, energy management and integrated facility management. Johnson Controls (NYSE:
JCI), founded in 1885, has headquarters in Milwaukee, Wisconsin.


CONTACT:          Glen Ponczak                       RELEASE:  October 23, 2001
                  (414) 524-2375
                  Denise Zutz
                  (414) 524-3155


    JOHNSON CONTROLS 2001 EPS A RECORD $5.11; FOURTH QUARTER A RECORD $1.67

         MILWAUKEE, WISCONSIN, October 23, 2001 ... Johnson Controls, Inc. (JCI) today reported record sales and net income for its year ended September 30, 2001. Fiscal 2001 was the company's 55th consecutive year of sales increases, its 11th straight year of record earnings and the 26th consecutive year of dividend increases.

         James H. Keyes, Johnson Controls chairman and chief executive officer, said "We appreciate the support of our customers, employees and suppliers in this difficult environment. With their support and with the diversity of our businesses and markets, we are pleased to have achieved another year of improvement."

Full-Year Consolidated Results

         Sales for the full year totaled $18.4 billion, up 7% from $17.2 billion for 2000. Both of the company's business groups, automotive and controls, achieved higher revenues. The effect of currency translation reduced Johnson Controls sales for the year by approximately $600 million. Operating income was $961 million compared with the prior year's $965 million as a decline in operating income from the Automotive Systems Group more than offset an increase in the Controls Group income. Net income for fiscal 2001 was $478 million, up from $472 million. Net income for 2001 was aided by an increase in equity income. Diluted earnings per share for 2001 were $5.11 compared with $5.09 for the prior year.

         Johnson Controls said that free cash flow totaled $373 million even though capital expenditures were a record $621 million. The company's ratio of total debt to total capitalization declined to 38% at September 30, 2001 from 41% at the end of fiscal 2000.



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                                                                October 23, 2001
                                                                Page 2

4th Quarter Consolidated Results

       Sales for the three months ended September 30, 2001 increased 14% to $4.6 billion from $4.1 billion for the same period of fiscal 2000. Operating income was $291 million in both years, reflecting an increase in controls income being offset by a decline in automotive income. Net income rose 3% to $156 million, up from $151 million for the fourth quarter of fiscal 2000, while diluted earnings per share increased to $1.67 for 2001 from $1.63.

Automotive Systems Group

(dollars in millions)                                    4TH QUARTER                                YEAR
                                                         -----------                                ----
                                                     2001         2000     %             2001          2000      %
                                                     ----         ----    ---            ----          ----     ---
Sales                                               $3,330.6     2,898.1   15          $13,620.5      12,738.5   7
Operating Income                                      $204.0       220.3   (7)            $720.5         765.2  (6)

       The Automotive Systems Group achieved record sales for both the fourth quarter and full year. Sales increases for both periods reflect new contracts for interior systems and batteries as well as revenue associated with a Japanese seat manufacturer acquired at the end of fiscal 2000. These increases in volume were partially offset by currency translation rates and lower levels of industry vehicle production. Industry production volumes in North America are estimated to have declined 10%, and 11% respectively, for the three and 12-month periods. Volumes in Europe are estimated to have increased slightly over the prior year for both periods.

       Johnson Controls said that for the fourth quarter, its North American automotive interiors sales increased 7%, primarily associated with higher shipments of systems for new sport utility vehicles and light trucks. European sales increased by 4% (after currency translation) in the quarter, largely due to higher shipment levels in Germany.

       The operating margin for the automotive group decreased in both fiscal 2001 periods. The company said that in the quarter it experienced lower margins that are typically associated with new vehicle programs, as well as one-time costs associated with changes made to its network of manufacturing operations. These issues more than offset the inclusion of results from the Japanese seat manufacturer and an improvement in South American operations.








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                                                                October 23, 2001
                                                                Page 3


Controls Group

(dollars in millions)                                   4TH QUARTER                                YEAR
                                                        -----------                                ----
                                                    2001         2000     %               2001         2000      %
                                                    ----         ----    ---              ----         ----     ---
Sales                                              $1,318.5     1,190.6   11             $4,806.7      4,416.1   9
Operating Income                                      $87.0        70.3   24               $240.6        199.8  20

         The Controls Group supplies nonresidential buildings with a broad line of integrated systems, services and facility management to improve the quality of indoor environments while reducing operating and energy costs. Sales and operating income for both the year and the fourth quarter were records.

         In the fourth quarter, sales in North America increased 9% due to higher demand for installed systems, services and integrated facility management. In Europe, sales were 50% higher as a result of double-digit organic growth and the inclusion of the controls company MC International that was acquired during the third quarter of fiscal 2001. Revenues in Asia declined by approximately 40% reflecting the deconsolidation of a joint venture.

       The company commented that demand for its controls offerings remains strong, with orders during the fourth fiscal quarter exceeding the prior year. Particular areas of strength for North American orders were the health care and government retrofit markets, while demand for Johnson Controls Metasys(R) systems was also high in the government and education new construction markets. The backlog of uncompleted control system installation contracts at the end of 2001 was 20% higher than one year ago.

       Operating margins for the Controls Group increased in both the three and 12-month periods. The increases reflect the higher volume and the positive effect of productivity and quality management tools.

                                    * * * * *

Johnson Controls is a global market leader in automotive systems and facility management and control. In the automotive market, it is a major supplier of seating and interior systems, and batteries. For nonresidential facilities, Johnson Controls provides building control systems and services, energy management and integrated facility management. Johnson Controls (NYSE: JCI), founded in 1885, has headquarters in Milwaukee, Wisconsin.

                                                                News Release
                                                                October 23, 2001
                                                                Page 4


                        CONSOLIDATED STATEMENT OF INCOME
                      (in millions, except per share data)


                                                                     Three Months
                                                                   Ended September 30,              Year Ended September 30,
                                                          ----------------------------------- ---------------------------------
                                                                 2001                2000          2001                2000
                                                          ---------------   ----------------- -------------    ----------------
                                                                        (unaudited)

   Net sales                                                    $4,649.1            $4,088.7     $18,427.2           $17,154.6
   Cost of sales                                                 3,982.4             3,407.5      15,823.2            14,560.1
                                                          --------------    ----------------  ------------     ---------------
       Gross profit                                                666.7               681.2       2,604.0             2,594.5

   Selling, general and administrative expenses                    375.7               390.6       1,642.9             1,629.5
                                                          --------------    ----------------  ------------     ---------------
       Operating income                                            291.0               290.6         961.1               965.0

   Interest income                                                   5.3                 4.5          19.4                16.1
   Interest expense                                                (30.4)              (31.7)       (129.4)             (127.6)
   Equity income                                                    12.6                 9.4          31.8                26.6
   Miscellaneous - net                                              (5.0)               (7.3)        (15.8)              (24.4)
                                                          --------------    ----------------  ------------     ---------------
       Other income (expense)                                      (17.5)              (25.1)        (94.0)             (109.3)
                                                          --------------    ----------------  ------------     ---------------

   Income before income taxes and minority interests               273.5               265.5         867.1               855.7

   Provision for income taxes                                      105.8               105.2         335.5               338.9
   Minority interests in net earnings of subsidiaries               11.4                 9.1          53.3                44.4
                                                          --------------    ----------------  ------------     ---------------

   Net income                                                     $156.3              $151.2        $478.3              $472.4
                                                          ==============    ================  ============     ===============

   Earnings available for common shareholders                     $154.2              $148.7        $469.5              $462.6
                                                          ==============    ================  ============     ===============

   Earnings per share
       Basic                                                       $1.77               $1.73         $5.41               $5.40
                                                          ==============    ================  ============     ===============
       Diluted                                                     $1.67               $1.63         $5.11               $5.09
                                                          ==============    ================  ============     ===============



See footnotes on page 5.



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
                                                                News Release
                                                                October 23, 2001
                                                                Page 5

                                    FOOTNOTES

EARNINGS PER SHARE

Basic earnings per share are computed by dividing net income, after deducting dividend requirements on the Series D Convertible Preferred Stock, by the weighted average number of common shares outstanding. Diluted earnings are computed by deducting from net income the after-tax compensation expense which would arise from the assumed conversion of the Series D Convertible Preferred Stock, which was $.8 million and $1.2 million for the three months ended September 30, 2001 and 2000, respectively, and $3.4 million and $4.4 million for the year ended September 30, 2001 and 2000, respectively. Diluted weighted average shares assume the conversion of the Series D Convertible Preferred Stock, if dilutive, plus the dilutive effect of common stock equivalents which would arise from the exercise of stock options.



                                                           Three Months
(in millions)                                          Ended September 30,                  Year Ended September 30,
                                                -----------------------------------    ------------------------------------
                                                      2001              2000                 2001               2000
                                                ----------------- -----------------    -----------------  -----------------
   Weighted Average Shares
   Basic                                              87.4              85.9                 86.8               85.7
   Diluted                                            93.8              92.0                 93.0               91.9

   Outstanding at year end                                                                   87.5               86.0

FOREIGN CURRENCY TRANSLATION

The effect of foreign currency translation rates reduced sales for the three months ended September 30, 2001 by approximately $60 million and diluted earnings per share by $.01. Sales were reduced by approximately $600 million and diluted earnings per share by $.12 for the year ended September 30, 2001.


                                SUPPLEMENTAL DATA

                                                           Three Months
(dollars in millions; unaudited)                       Ended September 30,                  Year Ended September 30,
                                                -----------------------------------    ------------------------------------
                                                      2001              2000                 2001               2000
                                                ----------------- -----------------    -----------------  -----------------
   Depreciation                                       $115               $96                 $434               $385

   Amortization of intangibles                         $21               $19                  $82                $77

   Capital expenditures                               $161              $164                 $621               $547

   Free cash flow                                     $131              $102                 $373               $387
   (Net income plus depreciation and
   amortization, minus capital expenditures)

   Total debt to total capitalization                   38%               41%                  38%                41%


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

                                                                News Release
                                                                October 23, 2001
                                                                Page 6

                          SUPPLEMENTAL DATA (CONTINUED)

                         Pro Forma Financial Information


Johnson Controls, Inc. will adopt the FASB's Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" in October 2001, the beginning of its 2002 fiscal year.

Under the new FASB statement, goodwill will no longer be amortized, however, it must be tested for impairment at least annually. Amortization will continue to be recorded for other intangible assets with determinable lives. The Company anticipates that the goodwill impairment provisions of the statement will not, upon adoption, have a significant impact on its financial position.

Following is pro forma information, which assumes the application of FAS 142 at the beginning of fiscal 2000. The elimination of goodwill amortization would have reduced selling, general and administrative expenses by $70.8 million and $66.5 million for the years ended September 30, 2001 and 2000, respectively. The effective income tax rate would have been 36.6% in 2001 and 37.6% in 2000.



PRO FORMA FAS 142
(in millions, except per share data; unaudited)

Year ended September 30,
                                                   First        Second        Third           Fourth
2001                                              Quarter       Quarter      Quarter          Quarter      Full Year
                                              ------------   -----------   ----------    ------------   -------------
Operating Income
     Automotive Systems Group                      $183.0       $ 152.7       $ 226.0         $ 218.3       $  780.0
     Controls Group                                  43.7          55.8          62.3            90.1          251.9
                                              ------------   -----------   -----------   -------------  -------------
Total                                              $226.7       $ 208.5       $ 288.3         $ 308.4       $1,031.9

Net income                                         $118.2       $  99.0       $ 152.6         $ 171.9       $  541.7
Earnings per share
  Basic                                            $ 1.35       $  1.12       $  1.73         $  1.94       $   6.14
  Diluted                                          $ 1.27       $  1.06       $  1.62         $  1.84       $   5.79

2000
Operating Income
     Automotive Systems Group                      $193.0       $ 160.7       $ 234.0         $ 234.6       $  822.3
     Controls Group                                  39.2          48.0          49.1            72.9          209.2
                                              ------------   -----------   -----------   -------------  -------------
Total                                              $232.2       $ 208.7       $ 283.1         $ 307.5       $1,031.5

Net income                                         $114.2       $ 103.3       $ 147.6         $ 166.2       $  531.3
Earnings per share
  Basic                                            $ 1.31       $  1.18       $  1.69         $  1.91       $   6.09
  Diluted                                          $ 1.23       $  1.11       $  1.60         $  1.79       $   5.73




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